EXHIBIT 10.22
ITT INC.
2011 OMNIBUS INCENTIVE PLAN
CEO RETENTION PLAN RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of the ___ day of _____ 20__, by and between ITT Inc. (the “Company”) and Luca Savi (the “Grantee”),
WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Compensation and Human Capital Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement and which provides definitions for capitalized terms not otherwise defined herein, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on _________, 20__ (the “Grant Date”) to the Grantee of _______________ Restricted Stock Units. The Restricted Stock Units are notional units of measurement corresponding to Shares of common stock (i.e., one Restricted Stock Unit is equivalent in value to one Share).
The Restricted Stock Units represent an unfunded, unsecured right to receive Shares (and dividend equivalent payments pursuant Section 2(b) hereof) in the future if the conditions set forth in the Plan and this Agreement are satisfied.
2.Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:
(a)Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.
(b)Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units, including without limitation any right to vote Shares or to receive dividends. Dividend equivalents shall be earned with respect to each Restricted Stock Unit that vests. The amount of dividend equivalents earned with respect to each such Restricted Stock Unit that vests shall be equal to the total dividends declared on a Share where the record date of the dividend is between the Grant Date of this Award and the date this Award is settled. Any dividend equivalents earned shall be paid in cash to the Grantee when the Shares subject to the vested

Restricted Stock Units are issued. No dividend equivalents shall be earned or paid with respect to any Restricted Stock Units that do not vest. Dividend equivalents shall not accrue interest.
(c)Vesting of Restricted Stock Units and Payment.
(i)Vesting. Subject to subsection 2(d) below, the Restricted Stock Units shall vest (meaning the Period of Restriction shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) on [December 31, 2028][_____, 20[__]], provided [the Grantee has been continuously employed by the Company or an Affiliate from the Grant Date through December 31, 2028 and has not violated any noncompetition restrictions applicable to the Grantee at the time of such vesting] [the Grantee has been continuously employed by the Company or an Affiliate from the Grant Date through December 31, 2029 and has not violated any noncompetition restrictions applicable to the Grantee at the time of such vesting]. For the avoidance of doubt, continuous employment of a Grantee by the Company or an Affiliate for purposes of vesting in the Restricted Stock Units granted hereunder shall include continuous employment with the Company for so long as the Grantee continues working at such entity.
(ii)Payment of the Award. Except as provided in subsection 2(c)(iii) below, as soon as practicable after the date the Restricted Stock Units vest [(including vesting upon a separation from service pursuant to subsection 2(d) below)], the Company will deliver to the Grantee (A) one Share for each vested Restricted Stock Unit, with any fractional Shares resulting from proration pursuant to subsection 2(d) to be rounded to the nearest whole Share (with 0.5 to be rounded up) and (B) an amount in cash attributable to any dividend equivalents earned in accordance with subsection 2(b) above, in the case of (A) and (B) less any Shares or cash withheld in accordance with subsection 2(e) below.
(iii)Payment after Acceleration Event. If, prior to the payment date, Shares cease to exist as a result of an Acceleration Event and this Award is not assumed, converted, or otherwise replaced with a comparable award, the RSUs shall be settled in cash instead of Shares, and the amount of cash paid on the settlement date specified in this Agreement shall equal the sum of (A) the Fair Market Value of one Share multiplied by the number of vested RSUs, plus (B) the dividend equivalents described herein. For this purpose, “Fair Market Value” shall be the fair market value on the date of the Acceleration Event. However, if the Acceleration Event constitutes a change in control under Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”) and, immediately following the Acceleration Event the common stock of the Company (or, if applicable, its successor) is not publicly traded, the Restricted Stock Units shall immediately become 100% vested as of the date of the Acceleration Event and be settled on such date.
(d)[Effect of Termination of Employment. If the Grantee's employment with the Company and its Affiliates is terminated for any reason prior to December 31, 2028 and such termination constitutes a “separation from service” within the meaning of Section 409A, any Restricted Stock Units that are not vested at the

CEO Retention Grant

time of such separation from service shall be immediately forfeited except as follows:
(i)Separation from Service due to Death or Disability or Separation from Service by the Company for Other than Cause. Except as specified in subsection 2(d)(ii) below, if the Grantee's separation from service is due to death or Disability (as defined below) or an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than Cause prior to December 31, 2028, a prorated portion of the Restricted Stock Units shall immediately vest as of such separation from service. For these purposes, the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of days during which the Grantee has been continually employed since the Grant Date and the denominator of which is the number of days from the Grant Date up to and including December 31, 2028 (for avoidance of doubt, the period during which the Grantee may receive severance in the form of salary continuation or otherwise shall not affect the determination of the date of the Grantee’s separation from service or the date this Award is settled).
For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary. The term “Cause” shall mean the Grantee’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Grantee knows or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Grantee’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Board of Directors of the Company; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; or (g) breach of any restrictive covenant, including confidentiality or non-competition covenants, entered into between the Grantee and the Company or an affiliate. The determination of the existence of Cause shall be made by the Committee in good faith, and such determination shall be conclusive for purposes of this Agreement.
(ii)Separation from Service After an Acceleration Event. If the Grantee’s employment is terminated prior to December 31, 2028 and on or within two (2) years after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than Cause, as defined herein, or (B) by the Grantee because of Good Reason, then any unvested Restricted Stock Units shall immediately become 100% vested. For this purpose, the term “Good Reason” shall mean (i) without the Grantee’s express written

CEO Retention Grant

consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Grantee, (a) a reduction in the Grantee’s annual base compensation (whether or not deferred), (b) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (c) any other action by the Company or its affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (ii) without the Grantee’s express written consent, the Company’s requiring the Grantee’s primary work location to be other than within twenty-five (25) miles of the location where the Grantee was principally working immediately prior to the Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Grantee’s knowledge thereof, unless the Grantee has given the Company notice thereof prior to such date.]
[Effect of Termination of Employment. If the Grantee's employment with the Company and its Affiliates is terminated for any reason prior to December 31, 2029 and such termination constitutes a “separation from service” within the meaning of Section 409A, any Restricted Stock Units that are not vested at the time of such separation from service shall be immediately forfeited except as follows:
(i)    Separation from Service due to Death or Disability or Separation from Service due to Resignation by the Grantee. Except as specified in subsection 2(d)(iii) below, if the Grantee’s separation from service is due to death or Disability (as defined below) or a resignation by the Grantee prior to December 31, 2029, a prorated portion of the Restricted Stock Units shall remain outstanding and shall vest on [_____], 2030, provided that the Grantee has not violated any noncompetition restrictions applicable to the Grantee at the time of such vesting. For these purposes, the prorated portion of the Restricted Stock Units shall be determined by multiplying the total number of Restricted Stock Units subject to this Award by a fraction, the numerator of which is the number of days during which the Grantee has been continually employed in 2029 and the denominator of which is 365 (for avoidance of doubt, the period during which the Grantee may receive severance in the form of salary continuation or otherwise shall not affect the determination of the date of the Grantee’s separation from service).
For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
(ii)    Separation from Service by the Company for Other than Cause. If the Grantee’s separation from service is due to an involuntary separation from service by the Company (or an Affiliate, as the case may be) for other than

CEO Retention Grant

Cause prior to December 31, 2029, then all Restricted Stock Units shall remain outstanding and shall vest on [_____], 2030, provided that the Grantee has not violated any noncompetition restrictions applicable to the Grantee at the time of such vesting.
For purposes of this Agreement, the term “Cause” shall mean the Grantee’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Grantee knows or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Grantee’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Board of Directors of the Company; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; or (g) breach of any restrictive covenant, including confidentiality or non-competition covenants, entered into between the Grantee and the Company or an affiliate. The determination of the existence of Cause shall be made by the Committee in good faith, and such determination shall be conclusive for purposes of this Agreement.
(iii)    Separation from Service After an Acceleration Event. If the Grantee’s employment is terminated prior to December 31, 2029 and on or within two (2) years after an Acceleration Event by the Grantee because of Good Reason, then all Restricted Stock Units shall remain outstanding and shall vest on [_____], 2030, provided that the Grantee has not violated any noncompetition restrictions applicable to the Grantee at the time of such vesting.
For purposes of this Agreement, the term “Good Reason” shall mean (i) without the Grantee’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Grantee, (a) a reduction in the Grantee’s annual base compensation (whether or not deferred), (b) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (c) any other action by the Company or its affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (ii) without the Grantee’s express written consent, the Company’s requiring the Grantee’s primary work location to be other than within twenty-five (25) miles of the location where the Grantee was principally working immediately prior to the Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Grantee’s

CEO Retention Grant

knowledge thereof, unless the Grantee has given the Company notice thereof prior to such date.]
(e)Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents.
(f)Grantee Bound by Plan and Rules; Clawback Policy. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. The Committee shall be authorized to make all necessary interpretations concerning the provisions of this Agreement and the proper application of those provisions to particular fact patterns, including but not limited to the basis for the Grantee’s termination of employment, and any such interpretation shall be final. Terms used herein and not otherwise defined shall be as defined in the Plan. To the extent permitted by applicable law, any Award granted pursuant to this Agreement (including any proceeds, gains or other economic benefit Grantee actually or constructively receives upon distribution of any Award or the receipt or resale of any Shares underlying an Award) is and will remain subject to any policy governing the recoupment or recovery of erroneously awarded executive compensation (i.e., a clawback policy) the Company has adopted or adopts at any point in the future, as such policy may be amended from time to time, including any clawback policy adopted to comply with applicable laws and/or listing standards (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder). In addition to any other remedies available under such policy and applicable law, the Company may require the cancellation of Grantee’s Award (whether vested or unvested) and the recoupment of any gains realized with respect to Grantee’s Award.
(g)Non-Competition, Non-Solicitation and Non-Disparagement. In consideration of the Company entering into this Agreement with the Grantee, the Grantee agrees as follows:
(i)During Grantee’s employment with the Company (which, for purposes of this subsection 2(g) includes its subsidiaries), Grantee will not, directly or Indirectly, engage or attempt to engage in any activity that conflicts with Grantee’s employment obligations to the Company, or violates ITT’s Code of Conduct. Activities and commitments as used herein do not include passive investments in stocks or other financial instruments. “Indirectly” means Grantee will not assist others in performing those activities Grantee is prohibited from engaging in directly pursuant to the terms of this Agreement.
(ii)During Grantee’s employment and for a period of twelve (12) months following Grantee’s Last Day, Grantee agrees that Grantee will not within the Restricted Area, directly or Indirectly, except with the Company’s prior written approval from an authorized officer, either as an employee, employer, consultant, agent, principal, partner, stockholder, member, corporate officer, director or in any other individual or representative capacity, engage or attempt to engage in a Competitive Activity. “Competitive Activity” shall mean performing the same or similar services

CEO Retention Grant

Grantee performed on behalf of the Company for, or have an ownership interest in, a Competitor. “Competitor” shall mean any person, firm, or corporation engaged in, or about to be engaged in, the same or a substantially similar business as the Company within the Restricted Area. As used in this Agreement: “Restricted Area” means the territory (i.e. the assigned territory or, in the absence of an assigned territory, the narrower of the (i) state(s), (ii) county(ies), or (iii) city(ies) Grantee provided Material services), during the twelve (12) months prior to the Last Day, Grantee: (a) provided Material services on behalf of the Company (or in which Grantee supervised, directly or Indirectly, the servicing activities), or (b) if Grantee had national responsibilities for the Company, any location where Grantee performed Material responsibilities and where performing those responsibilities for a Competitor will provide an unfair advantage to that Competitor, including because of Grantee’s access to and use of confidential information; “Material” means Grantee’s primary job duties and responsibilities for the Company; “Last Day” means Grantee’s last day of employment with the Company regardless of the reason for Grantee’s separation, including voluntary and involuntary.
(iii)During Grantee’s employment and for a period of twelve (12) months following Grantee’s Last Day, the Grantee shall not, directly or Indirectly: (a) solicit or attempt to solicit any Customer; or (b) induce or encourage any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company, including a reduction in such services or products. As used in this Agreement: “Customer” means any person(s) or entity(ies) whom, within twelve (12) months prior to the Last Day, Grantee, directly or Indirectly (e.g., through employees whom Grantee supervised): (a) provided products or services in connection with the Company’s business; or (b) provided written proposals concerning receiving products or services from the Company.
(iv)During Grantee’s employment and for a period of twelve (12) months following Grantee’s Last Day, Grantee shall not, directly or Indirectly (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or assist others in soliciting, recruiting or encouraging, any Company employees with whom Grantee worked, had business contact, or about whom Grantee gained non-public or confidential information (“Protected Employees”); (b) contact or communicate with Protected Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company or find employment or work with another person or entity; (c) provide or pass along to any person or entity the name, contact and/or background information about any Protected Employees or provide references or any other information about them; (d) provide or pass along to Protected Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (e) offer employment or work to any Protected Employees.
(v)Grantee agrees not to make or publish any disparaging or defamatory statements about the Company, or any of the Company’s current, former or future managers or representatives.

CEO Retention Grant

(vi)Grantee agrees that damages in the event of a breach by Grantee of Grantee’s obligations in this Agreement, including in this subsection 2(g), would be difficult if not impossible to ascertain, and that any such breach will result in irreparable and continuing damage to the Company. Therefore, Grantee agrees that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief (without posting bond or other form of security) in the Chosen Courts (as defined below) enjoining any such threatened or actual breach. The existence of this right shall not preclude the Company from also pursuing any other rights and remedies at law or in equity that it may have.
(vii)If the Grantee violates the terms of this subsection 2(g), then, in addition to any other remedy the Company might have, no amount shall be due to the Grantee under this Agreement and the Grantee shall be required to repay to the Company all amounts and Shares paid under this Agreement (or proceeds therefrom).
(viii)Notice to Attorneys. For a Grantee who is an attorney, the provisions in subsection 2(g)(ii) will apply only to prohibit Grantee’s employment for twelve (12) months in any position in the Restricted Area that involves non-legal responsibilities similar to those performed for the Company. This restriction and the other restrictions in subsection 2(g) are not intended to bar Grantee from performing solely legal functions for any entity or client, provided that work does not involve or risk the disclosure of the Company’s attorney-client privileged information or other confidential information, as defined in the Grantee’s respective confidentiality agreement with the Company.
(ix)The non-competition obligations in this section shall not apply to Grantee if Grantee is covered under applicable state or local law prohibiting non-competes, including on the basis of Grantee’s income at the time of enforcement.
(h)Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in Stamford, Connecticut, and shall be governed and construed in accordance with the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(i)Jurisdiction. Grantee hereby consents to the personal jurisdiction of and venue in the state and federal courts in the state of Connecticut (collectively, the “Chosen Courts”), and agrees that such Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any dispute that may arise out of or in connection with this Agreement, and that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chosen Courts.
(j)Attorneys’ Fees. If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action will be entitled to recover its reasonable attorneys’ fees and costs related to such action or proceeding.

CEO Retention Grant

(k)Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.
(l)Tolling. The Company reserves the right to request, and Grantee will not object, that a court of competent jurisdiction extend the restricted period for any period of time that Grantee is in breach of this Agreement as a form of equitable relief so that the Company receives the full benefit of Grantee’s promises in the restrictive covenants.
(m)Section 409A Compliance. It is intended that this Agreement be exempt from, or comply with, Section 409A. [In no event shall payment be made later than the deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4). However, in the event that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, the following terms shall apply] [In the event that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, the following terms shall apply]:
(i)If the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any Shares or cash that would otherwise be distributed upon the Grantee’s separation from service shall instead be delivered or paid on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.
(ii)Any reference to termination of employment separation from service, or similar terms under this Agreement shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A.
(iii)In no event will payment be made later than the date on which payment is treated as being timely under Treas. Reg. § 1.409A-3(d), generally referring to the last day of the calendar year in which the RSUs vest or, if later, the 15th day of the third calendar month following the vesting date, and subject to any delay required under paragraph (i), above. (For this purpose, vesting and vesting date refer to the vesting date designated in this Agreement.) The Grantee does not have a right to designate the taxable year of the payment.
(n)Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, and the term “Company” shall include any successor.
(o)Entire Agreement, Amendments. Grantee agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Grantee and the Company with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such

CEO Retention Grant

waiver, modification, or discharge is agreed to in writing and signed by Grantee and an authorized officer of the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

CEO Retention Grant

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer and President, or a Vice President, as of the ___ day of _____, 20__.
Agreed to:    ITT INC.

_____________________________
Grantee
(Online acceptance constitutes agreement)

Dated: _________________    Dated: _______, 20__

Enclosures

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